Exhibit 99.1

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NEWS RELEASE

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Completes

Acquisition of Grupo Modelo’s U.S.

Beer Business

~Acquisition nearly doubles company’s sales and significantly increases

EBIT and free cash flow; Solidifies Constellation’s position as the #1 multi-

category supplier for beer, wine and spirits in the U.S~

VICTOR, N.Y., June 7, 2013 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has completed its acquisition of Grupo Modelo’s U.S. beer business from Anheuser-Busch InBev for approximately $4.75 billion. The transaction includes full ownership of Crown Imports LLC which provides Constellation with complete, independent control of all aspects of the U.S. commercial business; a state-of-the-art brewery in Nava (Piedras Negras), Mexico; exclusive perpetual brand license in the U.S. to import, market and sell Corona and the Modelo brands Crown currently sells and the freedom to develop brand extensions and innovations for the U.S. market.

“Today begins a new chapter in Constellation’s history,” said Rob Sands, president and chief executive officer, Constellation Brands. “We are now the proud owners of six of the top 20 imported beer brands in the U.S. and a coveted portfolio of premium brands in the growing U.S. imported beer category. We are committed to successfully running and investing in the world-class Mexican brewery and are very excited about the potential for developing new products and line extensions within the portfolio of brands in the U.S.”

The Crown portfolio includes Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico and Victoria from Mexico and Tsingtao from China. In fiscal year 2012, Crown outperformed the import and total U.S. beer categories for the third consecutive year as Corona Extra exceeded the 100-million case mark for the year. It was the only imported brand in the U.S. to achieve this sales milestone. Modelo Especial also achieved a significant milestone selling more than 40 million cases in depletions for the year.

With the close of the acquisition, Constellation begins to operate as one company with two divisions: a beer division and a wine and spirits division. A brewery operations group has also been established to manage the expansion and integration of the Nava brewery. Constellation plans to invest $500-$600 million during the next three years to expand the facility to double its current capacity to meet projected demand for products in the U.S. Paul Hetterich, executive vice president for Business Development and Corporate Strategy, leads this team.

Bill Hackett, president of the beer division, retains his current responsibilities for importing, marketing and selling the Modelo brands in the U.S. Hackett joins the company’s executive management committee and reports directly to Sands.

Constellation’s wine and spirits division is led by Jay Wright, president, who will continue to report to Sands.

“I am very pleased to welcome the Crown and the Nava employees to the Constellation family and I would like to thank everyone who has worked tirelessly during the last year to make this transaction a reality. This is an exciting time for our people and for our company,” said Sands.

About Constellation Brands

Constellation Brands is a leading wine, beer and spirits company with a broad portfolio of premium brands. Constellation is the world leader in premium wine, the number one beer importer and the number three beer company in the U.S. The company’s brand portfolio includes Arbor Mist, Black Box, Blackstone, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, SIMI, Toasted Head, Wild Horse, Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is an S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in approximately 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.

Forward-Looking Statements

This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements are based on management’s current expectations should not be construed in any manner as a guarantee that such results will in fact occur or will occur on the timetable contemplated hereby.

In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Constellation Brands contained in this news release are subject to a number of risks and uncertainties, including completion of the brewery expansion by the expected completion date and on the expected terms, and other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2013, which could cause future performance to differ from current expectations.

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